STOCK PURCHASE AGREEMENT

by and among

SECURITY BANCSHARES, INC.,
as Purchaser

and

APEX LLOYDS INSURANCE COMPANY
and
FIRST PREFERENCE MORTGAGE CORP.,
as Sellers

Dated as December 29, 2004

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ii

Schedules
Subsidiaries..............................................................................................	Schedule 5(b)
Capitalization...........................................................................................	Schedule 5(e)
Financial Statements.................................................................................	Schedule 5(f)
Absence of Changes or Events.................................................................	Schedule 5(i)
Litigation; Legal Proceedings....................................................................	Schedule 5(j)
Compliance with Laws and Other Instruments...........................................	Schedule 5(k)
Schedules.................................................................................................	Schedule 5(m)
No Guaranties..........................................................................................	Schedule 5(o)
Environmental...........................................................................................	Schedule 5(t)
Employment Practices..............................................................................	Schedule 5(u)
Insider Interests........................................................................................	Schedule 5(v)
Insurance and Fidelity Bonds.....................................................................	Schedule 5(w)
Reinsurance...............................................................................................	Schedule 5(z)
Policies, Claims and Manuals.....................................................................	Schedule 5(bb)

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STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT is made on December 29, 2004 (the "Agreement"), by and among (i) SECURITY BANCSHARES, INC., a Delaware corporation, (ii) APEX LLOYDS INSURANCE COMPANY, a Texas Lloyds company, and (iii) FIRST PREFERENCE MORTGAGE CORP., a Texas corporation.

W I T N E S S E T H :

WHEREAS, Purchaser desires to acquire all of the outstanding capital stock of First Apex Re, Inc., a Vermont domestic corporation, on the terms and subject to the conditions set forth herein; and

WHEREAS, Purchaser and Sellers desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties hereby agree as follows:

Definitions.     As used in this Agreement, capitalized terms shall have the following meaning:

            "Acquisition" has the meaning assigned to it in Section 1 of the Agreement.

"Affiliate" means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) with respect to any individual, shall also mean the spouse, parent, grandparent, child, stepchild or grandchild of such Person, or the spouse thereof, or any trust, charitable foundation or similar entity of which there are no principal beneficiaries other than such Person and/or one or more of such relatives or any undesignated charity.  For purposes of this definition, "control" of a Person means having 50% or more of the voting control of that Person and holding equity securities representing 50% or more of the value of such Person.

     "Agent" means any current or former insurance agent, general agent, managing general agent, broker, or other similarly situated person with respect to an Apex Party or of any organization with which any Apex Party has or had a marketing relationship.

"Agreement" has the meaning assigned to it in the opening paragraph of this Agreement.

"Apex Lloyds" means Apex Lloyds Insurance Company, a Texas Lloyds insurance company

"Apex Re" means First Apex Re, Inc., a Vermont domestic corporation.

"Apex Re Balance Sheet Date" shall have the meaning assigned to it in Section 5(f)(iii) of this Agreement.

"Apex Re Consideration" shall have the meaning assigned to it Section 2(b) of this Agreement.

"Apex Re Financial Statements" shall have the meaning assigned to it in Section 5(f) of this Agreement.

            "Apex Re Stock" means the Class A Apex Stock and the Class B Apex Stock, representing 100% of the outstanding shares of capital stock of Apex Re.

"Authorizations, Rights and Obligations" shall have the meaning assigned to it in Section 5(m) of this Agreement.

            "Class A Apex Stock" means the 3,000 shares of Class A voting common stock, $16.00 par value per share, of Apex Re.

            "Class B Apex Stock" means the 3,250 shares of Class B non-voting common stock, $16.00 par value per share, of Apex Re.

"Closing" and "Closing Date" shall have the meanings assigned to them in Section 3 of this Agreement.

"Environmental Law" shall mean any federal, state, municipal or local law, statute, ordinance, common law, rule, regulation, permit, code, order, decree, judgment, injunction, notice, demand letter or other legally binding requirement relating to the protection of safety, health or the environment, including without limitation legally binding requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and specifically including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) ("CERCLA"), the Hazardous Substance Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §  2601et seq.), the Safe Drinking Water Act (42 U.S.C. §  300f et seq.), and the Occupational Safety and Health Act (29 U,S.C. § 651t seq.) ("OSHA" ), as such laws and regulations thereunder have been or are in the future amended or supplemented from time to time, and each similar federal, state, municipal or local statute, and each rule and regulation promulgated under such federal, state, municipal and local laws.

"ERISA" means Employees Retirement Income Security Act of 1974, as amended.

 "First Preference" means First Preference Mortgage Corp.

"GAAP" shall mean generally accepted accounting principles.

"Governmental Authority" shall mean any nation, province, state or other political subdivision thereof, and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

"Hazardous Substance" shall mean and include each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous; or (iii) it is or contains, without limiting the foregoing, asbestos, asbestos-containing material, polychlorinated biphenyls, or petroleum hydrocarbons.

"Knowledge" or "known".  An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual possessing the requisite knowledge and experience could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.  A corporation or other entity shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of the corporation or entity, has, or at any time had, knowledge of such fact or other matter.

"Parties" or "Party" shall mean Purchaser and Sellers.

"Person" shall mean a corporation, a partnership, a limited liability company, an association, a joint venture, an organization, a business, an individual, a trust or a government or political subdivision thereof, a government agency, or any other legal entity.

"Plans" shall have the meaning assigned to it in Section 5(q) of this Agreement.

"Premises" shall have the meaning assigned to it in Section 10(i) of this Agreement.

"Purchaser" shall mean Security Bancshares, Inc., a Delaware corporation.

"Regulatory Statements" means the quarterly and annual balance sheet, income statement, statement of capital and surplus and other schedules of Apex Re and Apex Lloyds in a form consistent with the National Association of Insurance Commissioners' Annual Convention Blank, prepared in accordance with Statutory Accounting Principles for the three years ended December 31, 2003 and for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and subsequent periods, as applicable.

"Sellers" shall mean, collectively, First Financial Corporation, a Delaware corporation, and First Preference Mortgage Corp., a Texas corporation.  Reference to a "Seller" means either one of First Financial or First Preference.

"Statutory Accounting Principles" the accounting procedures and practices prescribed or permitted by the National Association of Insurance Commissioners and adopted or promulgated by the State of Texas, Vermont, or other relevant jurisdiction, as the case may be, and employed in a consistent manner throughout the periods involved.

"TBCA" refers to the Texas Business Corporation Act, as amended.

            1.         Structure of Transaction.  This transaction is structured as a stock purchase transaction in which (i) Apex Lloyds sells its Class A Apex Stock to Purchaser, and (ii) First Preference sells its Class B Apex Stock to Purchaser, (the result of which is that Purchaser acquires 100% of the Apex Re Stock (the "Acquisition").

2.         Stock Purchase.

(a)        Purchase of Apex Re Stock.  Upon the terms and subject to the conditions herein contained, Sellers shall sell and Purchaser shall purchase the Apex Re Stock, free and clear of all liens, security interests, claims, restrictions, encumbrances of any kind.

(b)        Consideration for Apex Re Stock.  Purchaser shall pay to Apex Lloyds and First Preference at the Closing the amounts of $534,656.64 and $579,211.36, respectively, for their shares of the Apex Re Stock (collective, the "Apex Re Consideration").  The Apex Re Consideration due First Preference shall be payable in cash and the Apex Re Consideration due Apex Lloyds shall be payable by transfer and delivery of the following securities, plus cash equal to the difference between the value of such securities at the close of business on December __, 2004, and $534,656.64:

            5,000 shares of First Eagle Global Fund
            10,000 shares of Pimco Real Return Fund
            FHLMC Medium Term Note with a face value of $225,000

3.         Closing.  The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Purchaser, 800 Washington Ave., Waco, Texas, at 10:00 a.m. local time, on a mutually agreeable date, which date shall not be later than ten (10) calendar days after the date on which all regulatory conditions to the obligations of the Parties set forth herein shall have been satisfied and the expiration of any mandatory waiting periods.  The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date".

4.         Obligations of Parties at Closing; Further Assurances.  At the Closing, the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the transactions contemplated by this Agreement and each Party shall provide the other Parties with such proof or indications of satisfaction of the conditions to the obligations of such other Parties to consummate the transaction affecting such Party as such other Parties may reasonably require.  If all conditions to the obligations of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, each Party shall, at the Closing, duly execute such transfer documents and other appropriate instruments required to be filed of record to effectuate the transactions contemplated hereby.  Promptly thereafter, the Parties shall take all steps necessary or desirable to consummate the transactions contemplated in accordance with all applicable laws, rules and regulations.

5.         Representations and Warranties by Sellers.  Sellers, jointly and severally, represent and warrant to Purchaser as follows;

(a)        Organization, Standing and Qualification. First Preference is a corporation duly organized, validly existing and authorized to transact the business under the laws of Texas; First Preference is in good standing under the laws of the State Texas; it has all requisite corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties. First Preference is duly authorized and licensed under applicable laws to conduct business at each location where First Preference is conducting business. First Preference has delivered or will promptly deliver to Purchaser true and complete copies of their respective articles of incorporation and all amendments thereto, certified by the appropriate Secretary of State, and the bylaws of First Preference as presently in effect, certified by the President and Secretary of First Preference.

Apex Re is a corporation duly organized, validly existing and authorized to transact the business of insurance under the laws of Vermont; Apex Re is in good standing under the laws of the States of Vermont and Texas; it has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties.  Apex Re is duly authorized and licensed under applicable laws to conduct business at each location where Apex Re is conducting business. Seller has delivered or will promptly deliver to Purchaser true and complete copies of Apex Re's articles of incorporation and all amendments thereto, certified by the Vermont Department of Insurance, and the bylaws of Seller as presently in effect, certified by the President and Secretary of Seller.

Apex Lloyds is a Texas Lloyds insurance company duly organized, validly existing and authorized to transact the business of insurance under the laws of Texas; Apex Lloyds is in good standing under the laws of the State of Texas; it has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties.  Apex Lloyds is duly authorized and licensed under applicable laws to conduct business at each location where Apex Lloyds is conducting business. Apex Lloyds has delivered or will promptly deliver to Purchaser true and complete copies of Apex Lloyds's articles of incorporation and all amendments thereto, certified by the Texas Department of Insurance, and the bylaws of Apex Lloyds as presently in effect, certified by the President and Secretary of Seller.

(b)        Subsidiaries.  Except as set forth on Schedule 5(b),   Apex Re has no Subsidiaries or Affiliates.   Apex Re has no interest, direct or indirect, or any commitment to purchase any interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity.  There is no arrangement pursuant to which stock of any corporation is or has been held in trust for the benefit of all shareholders of  Apex Re.  The business carried on by  Apex Re has not been conducted through any other direct or indirect subsidiary or affiliate of  Apex Re.

(c)        No Conflict With Other Instruments.  Neither the execution, delivery nor performance of this Agreement by Sellers will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the articles of association, articles of incorporation or bylaws of either Seller, or any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which it is a party or by which it may be bound or affected.

(d)        Execution, Delivery and Performance of Agreement; Authority. Sellers have the full power and authority to enter into this Agreement and the documents to be executed pursuant hereto and, subject to requisite regulatory approval, to carry out the transactions contemplated hereby.  All proceedings required to be taken by Sellers to authorize the execution and delivery of this Agreement and the agreements relating hereto and, subject to any required regulatory approval, the consummation of the transactions contemplated hereby have been properly taken, and this Agreement and the documents to be executed pursuant hereto constitute or will upon execution constitute the valid and binding obligations of Sellers enforceable against Sellers in accordance with their terms.

(e)        Capitalization.  The presently authorized shares of capital stock of Apex Re consists of (i) 3,000 shares of Class A voting common stock, $16.00  par value per share, of which 3,000  shares are outstanding, which are owned of record as of the date of this Agreement by Apex Lloyds, (ii) 3,250 shares of Class B non-voting common stock, $16.00  par value per share, of which 3,250  shares are outstanding, which are owned of record as of the date of this Agreement by First Preference.  The Apex Re Stock constitutes all of the outstanding capital stock of Apex Re.  There are no outstanding subscriptions, options, buy/sell arrangements, warrants, calls, contracts, demands, unsatisfied preemptive rights, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or Apex Re is or may become obligated to issue, assign or transfer any shares of the capital stock of Apex Re.  There are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of Apex Re,..

All of such Apex Re Stock is free and clear of any liens, claims, encumbrances or restrictions of any kind (except as set forth on Schedule 5(e)).  The Apex Re Stock is validly issued and outstanding, fully paid and nonassessable and was not issued in violation of the preemptive rights of any person or entity.  All issuances, sales, and repurchases by Apex Re of shares of its capital stock have been effected in compliance with applicable laws, rules and regulations including without limitation applicable federal and state securities laws.

(f)  Financial Statements.   Attached hereto as Schedule 5(f) are the following financial statements (hereinafter collectively called the "Apex Re Financial Statements"), all of which are complete and correct, represent actual bona fide transactions, have been prepared from the books and records of Apex Re and its subsidiaries on a consolidated basis in accordance with GAAP or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, consistently applied and maintained throughout the periods indicated and, accurately, completely and fairly present the financial condition of Apex Re and its subsidiaries on a consolidated basis as of their respective dates and the results of their respective operations for the periods covered thereby:

            (i)         audited balance sheet of Apex Re as of December 31, 2002 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended;

            (ii)        audited balance sheet of Apex Re as of December 31, 2003 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended; and

            (iii)       unaudited balance sheet of Apex Re (the "Apex Re Balance Sheet") as of September 30, 2004 (the "Balance Sheet Date") and the related statements of income for the nine months then ended.

Such statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

            (g)  Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against on the face of the Apex Re Balance Sheet (excluding the notes thereto), as of the Balance Sheet Date, Apex Re has no debts, liabilities or obligations (whether absolute, accrued, contingent, unliquidated or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the income of Apex Re for the period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable.

 (h)       Taxes.  All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding taxes, social security and unemployment  taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due, payable or owed by  Apex Re, and all interest and penalties thereon, whether disputed or not, have been paid in full or will be paid in full prior to their due date, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by  Apex Re with respect to employees' withholding taxes have been duly made.   Apex Re has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and does not have any tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim.  Within the last ten (10) years, the federal income tax returns of  Apex Re have not been audited and there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to  Apex Re, or any waiver or agreement by any of them for the extension of time for the assessment of any tax.

(i)         Absence of Changes or Events.  Except as set forth in Schedule 5(i) annexed hereto, since the Balance Sheet Date  Apex Re has conducted its business only in the ordinary course and  Apex Re has not:

(i)         incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except insurance policies issued in the ordinary course of business and current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with their prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects their respective businesses, liabilities or financial condition;

(ii)        discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, other than current liabilities shown on the Apex Re Balance Sheet  and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with their prior practice;

(iii)       declared or made any payment of dividends or other distribution to their shareholders upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(iv)       mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its properties, business or assets, tangible or intangible;

(v)        sold, transferred, leased to others or otherwise disposed of any of its assets, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

(vi)       received any notice of termination or threat of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of  Apex Re;

(vii)      had any material change in its relations with its employees, agents, policy holders, customers, banks or suppliers;

(viii)      transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name or similar rights, or modified any existing rights with respect thereto;

(ix)       made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay,  conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, or agent of  Apex Re;

(x)        issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation, other than in the ordinary course of business;

(xi)       made any capital expenditures or capital additions or betterments in excess of an aggregate of $5,000.00;

(xii)      instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Authority relating to  Apex Re or any of its property;

(xiii)      suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse affect on the condition of  Apex Re (financial or otherwise), or its properties, assets, liabilities, operations or prospects, including, without limitation, any change in earnings or costs, or relations with its employees, agents, policy holders, customers, banks or suppliers;

(xiv)     entered into any transaction, contract or commitment, other than in the ordinary course of business, or paid or agreed to pay any brokerage, finder's fee, taxes or other similar expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

(xv)      (a) issued or assumed any reinsurance other than in the ordinary course of business; (b) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or  in policies of employment or (c) changed in any respect its accounting practices, policies or principles; or

(xvi)     entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xv) above.

(j)         Litigation; Legal Proceedings.  Except as provided in Schedule 5(j), there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending, in effect, or, to the knowledge of either Seller, threatened, against or relating to  Apex Re, or the officers, directors, employees, properties, assets or business of  Apex Re or the transactions contemplated by this Agreement, and Seller does not know or have reason to be aware of any basis for the same. Sellers are not aware of any claims against  Apex Re which are not covered by insurance and neither Sellers nor  Apex Re have received any notice or indication from their insurance company, any attorneys or otherwise that  Apex Re may or will be forced to incur any expenses or to pay any claims.  Except as set forth on Schedule 5(j),  Apex Re is not now nor has it ever been subject to any memorandum of understanding, formal agreement, cease and desist order or other formal or informal administrative action with any government regulatory body. Sellers do not believe any such government regulatory body has any present intent to place  Apex Re under any such administrative action.

(k)        Compliance with Laws and Other Instruments.   Apex Re has complied with, and is in compliance with, all laws, rules, regulations, ordinances, orders, judgments and decrees now or heretofore applicable to its business, properties or operations as presently or heretofore conducted.   Apex Re is not in default under the terms of any material outstanding contract,  agreement, lease, license or other commitment, or under its articles of association, articles of incorporation or bylaws, nor has any event occurred which, with or without the passage of time, may be or become an event of default, and neither the ownership nor use of the properties of  Apex Re, nor the conduct of the business of  ApexRe conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of association, articles of incorporation or bylaws as presently in effect, or any material lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Apex Re is a party or by which it may be bound or affected.  Sellers are not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of  Apex Re and which might adversely affect the properties, assets, liabilities, operations or prospects of  Apex Re, whether before or after the Closing.

(l)         Title to and Condition of Properties.   Apex Re has good, indefeasible and  marketable title to all the properties and assets it owns or uses in its businesses or purports to own, including, without limitation, those reflected in its books and records and in the Apex Re Balance Sheet.  None of such properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as expressly set forth in the Apex Re Balance Sheet  as securing specific liabilities or as otherwise expressly permitted by the terms hereof or (ii) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of the normal operations of any of  Apex Re and (C) have arisen only in the ordinary course of business.  All of the tangible properties and assets owned, leased or used by  Apex Re which is material to the business, results of operation, prospects or financial condition of  Apex Re, taken as a whole, are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of  Apex Re and are directly related to the business of  Apex Re.  Apex Re does not own any interest in real property.

(m)       Schedules.  Attached hereto as Schedule 5(m) is a separate schedule containing an accurate and complete list and description of:

(i)         All real property owned by  Apex Re or in which  Apex Re has a leasehold or other interest or which is used by  Apex Re in connection with the operation of any of its business, together with a description of each lease, sublease, license, or any other instrument under which  Apex Re claims or holds such leasehold or other interest or right to the use thereof or pursuant to which  Apex Re has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

(ii)        As of a date no earlier than September 30, 2004, all of the loans, premiums and other receivables of  Apex Re that are past due or have been in default of payment for more than thirty (30) days.

(iii)       All furniture, fixtures, office machines and equipment, motor vehicles, and other tangible personal property owned, leased or used by  Apex Re, except for items having a value of less than $200.00 which do not, in the aggregate, have a total value of more than $5,000.00, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

(iv)       A summary listing of all fire, theft, casualty, liability, errors and omission, bankers blanket bond, fidelity and other insurance policies insuring  Apex Re or its officers and directors, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

(v)        All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements under which  Apex Re is a debtor, lessee or pledgor or by which any of its property is bound.

(vi)       All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of  Apex Re or pursuant to which an Apex Re has acquired any substantial portion of its businesses or assets which have been entered into or made during the five (5) year period prior to the date of this Agreement.

(vii)      All employment and consulting agreements, agreements with independent contractors, executive compensation plans, bonus plans, deferred compensation agreements, warrants, employee business plans, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements,  arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which  Apex Re is a party or is bound or which relate to the operation of the business of  Apex Re.

(viii)      Other than as set forth pursuant to clauses (ii), (iv), (v), (vi) and (vii) above, all contracts, agreements, commitments or other understandings or arrangements to which  Apex Re is a party or by which it or any of its property is bound or affected but excluding (A) purchase orders and commitments made in the ordinary course of business involving payments by  Apex Re of less than $1,000.00 in any single case but not more than $5,000.00 in the aggregate, (B) contracts entered into in the ordinary course of business and involving payments or receipts by  Apex Re of less than $1,000.00 in the case of any single contract but not more than $5,000.00 in the aggregate, and (C) contracts entered into in the ordinary course of business which are terminable by  Apex Re on less than thirty (30) days' notice without any penalty or consideration and involving payments or receipts by  Apex Re of less than $1,000.00 in the case of any single contract but not more than $5,000.00 in the aggregate.

(ix)       The names and current annual salary rates of all persons whose annual compensation (direct or indirect) from  Apex Re is currently at the rate of more than $5,000.00 per annum and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the twelve (12) months ended December 31, 2003 and for the nine months ending September 30, 2004.

(x)        The names of all of the directors and officers of  Apex Re and the names of all persons, if any, holding tax or other powers of attorney from  Apex Re and a summary of the terms thereof.

(xi)       The name of each bank in which  Apex Re has an account and the names of all persons authorized to draw thereon or having access thereto;

(xii)      All real and personal property held by  Apex Re as the result of foreclosure or repossession.

All of the contracts, agreements, leases, licenses, registrations, permits, franchises, consents, certificates and commitments required to be listed on Schedule 5(m) (all herein referred to as "Authorizations, Rights, and Obligations") other than those which have been fully performed, are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in Schedule 5(m), are not in any way affected by the Acquisition such that, after the Acquisition,  Apex Re will still be entitled to the full benefits thereof.  Except as disclosed in Schedule 5(m), none of the payments required to be made under or as to any of the Authorizations, Rights and Obligations has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such Authorizations, Rights and Obligations is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the business, properties, assets, earnings or prospects of  Apex Re or likely, either before or after the Closing, to result in any material loss or liability.  None of the existing or completed contracts is subject to renegotiation with any Governmental Authority.

(n)        Patents, etc.   Apex Re owns or possesses the royalty free licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other propriety rights to the extent in existence necessary to conduct its business as it is presently operated.   Apex Re is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending or threatened with respect thereto.

(o)        No Guaranties.  None of the obligations or liabilities of  Apex Re is guaranteed by any other person, firm or corporation, nor has  Apex Re guaranteed the obligations or liabilities of any other person, firm or corporation, except in the ordinary course of business or as set out on Schedule 5(o).

(p)        Records.  The books of account, minute books, stock certificate books and stock transfer ledgers of  Apex Re are complete and correct in all material respects, and there have been no transactions involving the business of   Apex Re which properly should have been set forth therein and which have not been accurately so set forth.

(q)        Employee Benefit Plans and ERISA.  The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Plans") in effect of  Apex Re (all of which are included in Schedule 5(m) hereto) have all been operated in all material respects in compliance with Employees Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable, since ERISA became applicable with respect thereto.  None of the Plans nor any of their respective related trusts have been terminated (except the termination of any Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to an Apex Party), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA.  The Plans are the only employee pension benefit plans covering employees of  Apex Re.   Apex Re will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of its employees other than under the Plans, and as of the date hereof the actuarial present value of Plan assets of each Plan is not less (and as of the Closing of the Acquisition such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

(r)        Absence of Certain Business Practices.  No officer, employee or agent of  Apex Re, nor any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of  Apex Re (or assist  Apex Re in connection with any actual or proposed transaction) which (A) might subject  Apex Re to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have had a material adverse effect on the assets, business or operations of  Apex Re as reflected in the Apex Re Financial Statements or (C) if not continued in the future, might materially adversely affect the assets, business, operations or prospects of  Apex Re or which might subject  Apex Re to suit or  penalty in any private or governmental litigation or proceeding.

           (s)        Governmental Filings.  Each registration, report, statement, notice or other filing requested or required to be filed by  Apex Re with any Governmental Authority under any applicable law, rule or regulation has been timely filed, and when filed complied and continues to comply in all material respects with applicable laws, rules and regulations. As of their respective dates, none of such registrations, reports, statements, notices or other filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            All insurance policies issued by  Apex Re, as now in force are, to the extent required under applicable laws, rules and regulations, in a form acceptable to applicable regulatory authorities or have been filed and not objected to by such authorities within the period provided for objection, except where such failure or objection would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Apex Re. All reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities complied in all material respects with applicable laws, rules and regulations in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied or that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on  Apex Re. All premium rates established by  Apex Re that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform to the premiums so filed or approved and comply with the insurance laws applicable thereto.

                       (t)  Environmental.

(i)         The real property owned, leased or operated by  Apex Re currently or in the past (all of which is listed in Schedule 5(m)), including without limitation the improvements thereon and the soil and groundwater thereunder: (i) does not contain and is not contaminated by any Hazardous Substance; (ii) does not contain and has not previously contained underground storage tanks; (iii) has never been used for the generation, treatment, storage or disposal of any Hazardous Substance, or for mining, land filling, dumping, gasoline station, dry cleaning or commercial petroleum product storage purposes; (iv) has never been the subject of any activities representing a violation or alleged violation of any Environmental Law or any report to or action by a Governmental Authority pursuant to any Environmental Law, and is in full compliance with all Environmental Laws; (v) does not otherwise contain a condition that is or may be a threat to the safety or health of the public or environment; (vi) has not had any release of any Hazardous Substance from, on, in or upon it and does not face any risk of contamination by any Hazardous Substance from any other property; and (vii) has never been the subject of an environmental audit or assessment, or remedial action for an environmental problem.  With respect to any real property owned, leased or operated by  Apex Re in the past, but not currently owned, leased or operated by  Apex Re, the representations set forth above in this Section 5(t) shall be deemed to apply as of the last date that  Apex Re owned, leased or operated the property in question.

(ii)        Apex Re: (i) has never sent a Hazardous Substance to a site that is contaminated by any Hazardous Substance or that, pursuant to any Environmental Law, (A) has been placed on the "National Priorities List," the "CERCLIS" list, or any other similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take "removal," "remedial," "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is in compliance with all Environmental Laws in all of its activities and operations; (iii) is not involved in any suit or proceeding and has not received any notice or request for information from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Substance or a violation or alleged violation of any Environmental Law, and has not received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Substance; and (iv) has timely filed every report required to be filed, acquired all necessary licenses, certificates, approvals and permits (all of which are listed on Schedule 5(t), and none of which shall be lost or materially modified as a result of this transaction), and generated and maintained all required data, documentation and records under all Environmental Laws.

(iii)       No material expense or change in the business of  Apex Re will be required to comply with any prospective requirement adopted or promulgated prior to the date hereof under any Environmental Law and to be applicable to the business of  Apex Re in the future.

(iv)       Schedule 5(t) identifies all environmental reports, audits or assessments, or occupational health studies, that relate to properties or facilities now or formerly leased, owned or operated by  Apex Re undertaken by governmental agencies or other parties, or by  Apex Re, or by any of its lenders, agents, independent contractors or representatives. Sellers have heretofore delivered to Purchaser true and complete copies of each such document and each environmental license, certificate or permit.

(u)        Employment Practices.  The relations of  Apex Re with its employees are satisfactory, and  Apex Re has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees.  Apex Re has materially complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 5(u) hereto, no person has asserted that  Apex Re is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

(v)        Insider Interests.  Except as reflected in Schedule 5(v), no director, officer, or employee of Seller or  Apex Re or any associate of any such director, officer, or employee is presently, directly or indirectly, a party to any transaction with , including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any such director, officer, employee, or associate.  Except as reflected in Schedule 5(v), no director, officer, or employee of either Seller or  Apex Re or any associate of any such director, officer, or employee owns, directly or indirectly, has any interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of  Apex Re.  For purposes of this Section only, an "associate" of any director, officer, or employee means any member of the immediate family of such director, officer, or employee or any corporation, partnership, trust, or other entity in which such director, officer, or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent (3%) of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

(w)       Insurance and Fidelity Bonds.   Apex Re carries fire, liability and other insurance with respect to its properties and businesses in such amounts and against such risks as are customary, usual and prudent for companies of its size and as its management reasonably believes to be adequate for the business conducted by them.  Except as disclosed in Schedule 5(w),  Apex Re has not forfeited or waived any claim under any insurance policy or bond insuring  Apex Re or its officers and directors and  Apex Re has fully complied with the material terms and conditions thereof.  Schedule 5(w) sets forth all property damage and personal injury claims asserted against  Apex Re during the past five years, or otherwise still pending.  Except as otherwise set forth on Schedule 5(w), all of such claims have been or are being defended by insurance carriers without reservation and are or will be covered by said insurance policies or bonds.  Neither Seller or  Apex Re has received a notification from any insurance carrier denying or disputing any claim made by it, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible termination, cancellation or amendment of or premium increases with respect to any of said insurance policies or bonds. Apex Re does not have any claims pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.   Apex Re has not been refused any insurance by an insurance carrier during the past five (5) years because of unacceptable risk.

Since January 1, 1999, or the date of its incorporation, if later,  Apex Re has continuously maintained fidelity bonds insuring it against acts of dishonesty by its employees in such amounts as are customary, usual and prudent for banks or companies of its size.  Since January 1, 1999, or the date of its incorporation, if later, there have been no claims under such bonds, except as disclosed in Schedule 5(w), and neither Seller,  Apex Re, nor any of their officers or directors, are aware of any facts that would form the basis of a claim under such bonds.

(x)        Brokerage Fees.  Neither Seller nor any director of Seller has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby.

           (y)        Accounts Receivable.  Sellers have delivered or made available to Purchaser a complete and accurate aging of all accounts receivable of  Apex Re as of the end of the nine month period ended September 30, 2004. No account receivable of  Apex Re reflected on the Apex Re Balance Sheet  and no account receivable arising after the date of the applicable Balance Sheet and reflected on the books of any of  Apex Re is uncollectible or subject to counterclaim or offset, except to the extent reserved against thereon. All accounts receivable reflected on the Balance Sheets or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by  ApexRe.

           (z)        Reinsurance.  Schedule 5(z)  lists all reinsurance contracts, agreements or treaties or facultative certificates to which  Apex Re is a party. Subject to applicable waiver agreements, (i) the reserves recorded for potential liabilities that  Apex Re may incur pursuant to the reinsurance contracts, agreements or treaties listed in Schedule 5(z) are properly determined in accordance with the applicable statutory requirements; (ii) receivables due  Apex Re pursuant to such reinsurance treaties have been properly recorded in the books of account of  Apex Re and reflected in the Regulatory Statements of  Apex Re for the year ended December 31, 2003 and for periods subsequent to December 31, 2003; and (iii) no notice of intended cancellation has been received by  Apex Re from any reinsurer.

           (aa)      Agents.

                       (1) Each Agent, at the time such Agent wrote, sold or produced the business of  Apex Re, was duly licensed as an insurance agent (for the type of business written, sold or produced by such Agent) in the particular jurisdiction in which such Agent wrote, sold or produced such business;

                       (2)        No Agent has, to the knowledge of the Seller, violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any applicable law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the business of  Apex Re; and

                       (3)        All payments due to Agents with respect to  Apex Re's insurance business are described in the Agent contracts; forms of each variant to such contracts have been made available to Purchaser by the Seller.

           (bb)      Policies, Claims and Manuals.

                       (1)        The Sellers have made available to Purchaser complete and correct copies of each standard insurance policy written by  Apex Re.

                       (2)        Schedule 5(bb) sets forth a complete and correct list of all open claims pending against  Apex Re as of the date specified in such list and all claims closed within one year prior to the date of execution of this Agreement, and separately identifies all claims (i) in which litigation that includes allegations that  Apex Re has acted in bad faith with respect to an insured or claimant is pending, (ii) in which litigation is not yet pending but claims, allegations or assertions have, to the Seller's knowledge, been threatened or made that  Apex Re has acted in bad faith with respect to an insured or claimant, and (iii) that, to the Seller's knowledge, contain facts or circumstances that may give rise to claims, allegations or assertions that  Apex Re has acted in bad faith with respect to an insured or claimant.

                       (3)        Sellers have delivered to Purchaser complete and correct copies of each claims processing, underwriting, employee training and agent training manual prepared or used by  Apex Re during the past three years.

(cc)      Disclosure.  No representation or warranty by either Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by either Seller to Purchaser or its representatives in  connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of  Apex Re with adequate information as to  Apex Re and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and each of Sellers has disclosed to Purchaser in writing all material adverse facts known to any of them relating to the same. The representations and warranties contained in this Section 5 or elsewhere in this Agreement or any documents delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that any employee, agent or representative of Purchaser should have known that any such representation or warranty is or might be inaccurate in any respect or by reason of the contents of any evaluation or analysis prepared by or on behalf of Purchaser.

6.         Purchaser Representations and Warranties. Purchaser hereby represents and warrants that:

(a)        Organization. Purchaser (i) is a corporation duly organized, and validly existing under the laws of the State of Delaware, (ii) has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary.

(b)        Approvals; Authority. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated herein, and, subject to any regulatory approvals, no further corporate proceedings of Purchaser are needed to execute and deliver this Agreement and consummate the Acquisition. This Agreement has been duly executed and delivered by Purchaser and is a duly authorized, valid, legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

(c)        No Conflict With Other Instruments. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the articles of association, articles of incorporation or bylaws of Purchaser, or any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which it is a party or by which it may be bound or affected.

(d)        Litigation; Legal Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Purchaser, threatened before any court or administrative body in any manner against Purchaser, or any of its properties or capital stock, which might have a material adverse effect on Purchaser, its financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Purchaser is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or Governmental Authority or instrumentality.

(e)        Brokerage Fees.  The Purchaser has not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby.

7.         Conduct of Business Prior to Closing; Other Covenants.

(a)        Prior to the Closing, Sellers will cause Apex Re to conduct its business and affairs only in the ordinary course and consistent with its prior practice and will maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, and Sellers will use their best efforts (i) to preserve the business and organization of Apex Re intact, (ii) to keep available to Purchaser the services of the Apex Re's present officers, employees, agents and independent contractors, (iii) to preserve for the benefit of Purchaser the goodwill of banks, suppliers, policy holders, reinsurers, customers, landlords and others having business relations with it, and (iv) to cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any party where the consent of such party may be required by reason of the transactions contemplated hereby.  Without limiting the generality of the foregoing, prior to the Closing, Sellers shall not without approval of Purchaser:

(i)         change the articles of association, articles of incorporation or bylaws of  Apex Re or merge or consolidate itself or  Apex Re or obligate itself to do so with or into any other entity;

(ii)        solicit, either directly or indirectly, initiate or encourage any offer for the purchase or acquisition of  Apex Re or any of its material assets by any party other than Purchaser; or enter into negotiations with any party other than Purchaser concerning any such acquisition;

(iii)       perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type (1) described in subparagraphs (i) through (xvi) of Section 5(i) of this Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the Balance Sheet Date and prior to the date hereof or (2) described in Section 5(m) of this Agreement which would be required to be set forth on Schedule 5(m) hereof.

(b)        Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Sections 5 and 7 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

(c)        Purchaser shall give Sellers prompt written notice of any change in any of the information contained in the representations and warranties made in Section 6 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

(d)        Beginning on the date of this Agreement, Mr. Harold E. Allison, III or his designee, shall be entitled to receive notice of and to attend all regular and special meetings of the board of directors and all committees of Apex Re, including, without limitation, the investment committee, the executive committee, the personnel committee, and any other committee of  Apex Re.

(e)        The Parties shall use their respective best efforts to cause the consummation of the transactions contemplated hereby in accordance with all the terms and conditions of this Agreement.  Without limiting the foregoing, the Parties shall use their respective best efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and any Governmental Authority necessary or, in the opinion of the Parties, advisable for the consummation of the transactions contemplated by this Agreement including, without limitation, approvals from the FRB, the FDIC, the TDB, the OCC, the Texas Insurance Commissioner or the Vermont Insurance Commissioner.  Seller, on the one hand, and Purchaser, on the other hand, will promptly comply with all other filing requirements which federal, state or foreign law may impose on them, respectively, with respect to this Agreement.

(f)         Sellers shall deliver to Purchaser as soon as they become available accurate and complete copies of all reports, forms, and documents filed by  Apex Re with any Governmental Authority subsequent to the date hereof and prior to the Closing Date.  Such reports, forms, and documents will comply in all material respects with all applicable requirements of federal and state banking laws.  None of such reports, forms, and documents, including without limitation any financial statements or schedules included therein, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The financial statements of  Apex Re included in such reports, forms, and documents will present fairly, in conformity with GAAP, or, where regulatory accounting principles supersede GAAP, in conformity with such regulatory accounting principles, applied on a consistent basis the financial position of  Apex Re as of the dates thereof and its results of operations for the periods then ended.

 (g)       Sellers shall, prior to Closing, cause the letter of credit in the amount of $175,000 issued for the benefit of Apex Re at the request of First Preference to be released prior to Closing.

8.         Access to Information and Documents; Confidentiality.

(a)        Upon reasonable notice and during regular business hours, the Sellers will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to the personnel and all properties, documents, contracts, books and records of  Apex Re and Sellers  will furnish Purchaser with copies of such documents (certified by appropriate officers if so requested) and with such information with respect to the affairs of  Apex Re as Purchaser may from time to time request, and Purchaser will not improperly disclose the same prior to the Closing.  Any such furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

(b)        Whether or not the transactions contemplated hereby are consummated, each of the Parties hereto agrees to use its best efforts to keep confidential any and all information and data with respect to the other Party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the Parties, agrees not to use any such information or data to gain any competitive advantage against the disclosing party and, upon the disclosing Party's request, agrees to return all documents and all copies thereof to the disclosing Party; provided, however, that notwithstanding the foregoing, each of the Parties hereto shall be free to disclose any such information or data (i) to the extent required by applicable law, (ii) in connection with  any application, notice or any filing with any regulatory authority for approval of the transaction contemplated by this Agreement, (iii) in connection with any proxy statement, offering circular or other disclosure document related to this transaction (including, without limitation, any disclosure document of Purchaser to raise capital for this transaction), and (iv) during the course or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated.   None of the Parties hereto will make any public announcement or communication to employees, customers or suppliers regarding the subject matter of the transactions contemplated by this agreement without the prior approval of the other; provided, however, that if in the opinion of counsel for Purchaser or Seller, public disclosure of the pendency of the transactions contemplated hereby is required under the federal securities laws, the consent or approval of the other to the release of such publicity and the content thereof shall not be unreasonably withheld.

9.         Information for Applications and Filings; Shareholder Approvals. Sellers will furnish Purchaser with all information concerning Seller,  Apex Re and their respective principal shareholders, directors and officers required to be included in any disclosure document, proxy statement, application or filing to be made by Purchaser, Sellers or  Apex Re to, or filed by Purchaser, Sellers or  Apex Re with, the shareholders of Purchaser or any Governmental Authority in connection with the Acquisition and Sellers represent and warrant that all information as furnished for such applications and filings shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made not misleading.

10.       Conditions Precedent to Purchaser's Obligations.  All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and each of the Sellers  shall exert their respective best efforts to cause each such condition to be so fulfilled:

(a)        All representations and warranties of Sellers contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein.

(b)        All covenants, agreements and obligations required by the terms of this Agreement to be performed by Sellers at or before the Closing shall have been duly and properly performed in all material respects.

(c)        Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of any of  Apex Re.

(d)        There shall be delivered to Purchaser certificates executed by the President and Secretary of Seller dated the date of the Closing, certifying that the conditions set forth in paragraphs (a), (b) and (c) of this Section 10 have been fulfilled.

(e)        Purchaser shall have completed its due diligence with respect to the Seller and shall not have terminated this Agreement in accordance with Section 12(b)(v) hereof.

(f)         All documents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered.

(g)        All consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authority) required to be obtained by or on the part of the Parties hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.  All applicable waiting periods to consummation of the transactions contemplated hereby as required by law shall have expired.

11.       Conditions Precedent to Obligations of Sellers.  All obligations of Sellers at the Closing are subject, at the option of Sellers, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

(a)        All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein.

(b)        All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

(c)        There shall be delivered to Sellers certificates executed by the President and Secretary of Purchaser dated the date of the Closing certifying that the conditions set forth in paragraphs (a) and (b) of this Section 11 have been fulfilled.

(d)        All consents, approvals, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authority) required to be obtained by or on the part of the parties hereto or otherwise necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.  All applicable waiting periods to consummation of the transactions contemplated hereby as required by law shall have expired.

(e)        All documents required to be delivered to Sellers at or prior to the Closing shall have been so delivered.

(f)         Prior to Closing, Sellers shall have received a fairness opinion from a firm of financial advisors acceptable to the Board of Directors of Sellers in form and substance satisfactory to Sellers to the effect that, on the basis of certain facts, representations and opinions set forth in  such opinion, the Apex Re Consideration is fair from a financial point of view to the Sellers' Shareholders.

12.       Termination.

(a)        Termination by Sellers.  This Agreement may be terminated by Sellers, at their option, at any time prior to Closing if:

(i)         Purchaser shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or any of the representations or warranties of Purchaser contained herein shall be false in any material respect;

(ii)        any of the conditions to the obligations of Sellers contained herein shall not have been satisfied or occurred on or before the Closing Date (or such earlier date as may be specifically set forth in this Agreement);

(iii)       there shall be any actual or threatened action or proceeding by or before any court or any other Governmental Authority which shall seek to restrain, prohibit or invalidate the Acquisition and which, in the judgment of Sellers, made in good faith, after consulting with counsel, make it inadvisable to proceed with the Acquisition;

(iv)       the Acquisition is disapproved by any regulatory authority whose approval is required to consummate the Acquisition or if, in the reasonable judgment of Sellers, after consulting with counsel, there is a substantial likelihood that any such approval will not be obtained or will be obtained only upon a condition or conditions which are unsatisfactory to Sellers and that therefore it is inadvisable to proceed with the Acquisition; or

(v)        the closing of the transaction contemplated by this Agreement shall not have occurred on or before December 31, 2004.

(b)        Termination by Purchaser.  This Agreement may be terminated by Purchaser, at its option, at any time prior to Closing (except as provided in clause (v) below) if:

(i)         Sellers have failed to comply in any material respect with any of their respective covenants or agreements contained herein or any of the representations or warranties of either Seller contained herein shall be false in any material respect;

(ii)        any conditions to the obligations of Purchaser contained herein shall not have been satisfied or occurred on or before the Closing Date (or such earlier date as may be specifically set forth in this Agreement);

(iii)       there shall be any actual or threatened action or proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit or invalidate the Acquisition and which, in the judgment of Purchaser, made in good faith, after consulting with counsel, makes it inadvisable to proceed with the Acquisition;

(iv)       the Acquisition is disapproved by any regulatory authority whose approval is required to consummate the Acquisition or if, in the reasonable judgment of Purchaser, after consulting with counsel, there is a substantial likelihood that any such approval will not be obtained or will be obtained only upon a condition or conditions which are unsatisfactory to Purchaser and that therefore it is inadvisable to proceed with the Acquisition;

(v)        Purchaser elects in its sole, absolute and unqualified discretion to terminate this Agreement by providing a written notice of such termination to Sellers on or before the last to occur of (i) forty-five days from the date of this Agreement or (ii) thirty (30) days after delivery of Sellers' Schedules in accordance with Section 17 hereof;

(vi)       the closing of the transaction contemplated by this Agreement shall not have occurred on or before December 31, 2004.

13.       Restatement.  The consummation of the Acquisition in accordance with the provisions hereof shall by virtue of such consummation alone constitute a restatement of the representations and warranties contained herein or in any document delivered pursuant hereto, and further shall constitute a representation and warranty at the time of said Closing that each of Parties has fully performed and complied with their respective obligations under the Agreement.

14.       Nature and Survival of Representations and Warranties.  The representations, warranties, and covenants in this Agreement shall survive the Closing.

15.       Notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or by telefacsimile, receipt confirmed, or mailed by first class registered mail, return receipt requested, addressed to the parties at the addresses set forth below (or at such other address as any Party may specify by notice to all other Parties given as aforesaid).

To Sellers:

Apex Lloyds Insurance Company
800 Washington Avenue
Waco, Texas 76703-0269
Attention:  David W. Mann
Telefacsimile: (254) 757-0306

First Preference Mortgage Corp.
800 Washington Avenue
Waco, Texas 76703-0269
Attention:  David W. Mann
Telefacsimile: (254) 757-0306

With a copy (which shall not constitute notice) to:

Herbert S. Bristow
Haley & Davis, P.C.
510 N. Valley Mills Dr., Suite 600
Waco, Texas 76710
Telefacsimile:  (254) 776-6823

To Purchaser:

Security Bancshares, Inc.
800 Washington Avenue
Waco, Texas 76703-0269
Attention:  David W. Mann
Telefacsimile: (254) 757-0306

With a copy (which shall not constitute notice) to:

Richard E. Brophy, Jr.
Beard Kultgen Brophy Bostwick & Dickson, L.L.P.
P. O. Box 21117
Waco, Texas 76702‑1117
Telefacsimile (254)776-3591

16.  Miscellaneous.

(a)        This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.  Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

(b)        No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(c)        This Agreement shall be binding upon and inure to the benefit of each corporate Party hereto, its successors and assigns, and each individual Party hereto and his heirs, personal representatives, successors and permitted assigns.

(d)        The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

(e)        Each Party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement.

(f)         Sellers will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale, conveyances, assignments, transfers and deliveries to be made to Purchaser hereunder.

(g)        This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

            (h)        The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of Texas, without regard to its conflicts-of-laws principles.  The parties hereto hereby irrevocably consent, to the maximum extent permitted by law, that any legal action or proceeding against them under, arising out of or in any manner relating to, this Agreement may be brought in any court of general jurisdiction of McLennan County, Texas, or in the United States District Court for the Western District of Texas, Waco Division.  By its execution and delivery of this Agreement, each such party expressly and irrevocably assents and submits to the personal jurisdiction of either of such courts in any such action or proceeding.  Each such party further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 15, and expressly and irrevocably waives its respective claims and defenses in any such action or proceeding in either such court based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens, or any similar basis to the maximum extent permitted by law.

(i)         If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

17.       Delivery of Schedules.  In order to provide for the prompt execution of this Agreement, the Parties agree that with respect to the Schedules to this Agreement:

            (a)        Full and complete originals of all of the Schedules to this Agreement required to be delivered by Sellers shall be delivered to Purchaser within fifteen (15) calendar days after the date of this Agreement.  The representations and warranties contained herein shall apply to the Schedules delivered pursuant hereto.

            (b)        Purchaser will have fifteen (15) calendar days after receipt of the Schedules to this Agreement to review such Schedules to determine whether they are in form and substance satisfactory to Purchaser in its sole discretion.  If such Schedules are satisfactory, then this Agreement shall remain in full force and effect and the Parties shall proceed in accordance with their respective rights and obligations hereunder.  If such Schedules are not satisfactory to Purchaser, in its sole discretion, Purchaser shall have the unconditional right to terminate this Agreement and all of its obligations hereunder by providing Sellers notice of such termination in accordance with the terms of Section 12 of the Agreement no later than 6:00 p.m., Texas time, on the thirtieth (30th) calendar day after receipt of the Schedules to this Agreement.

[Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

"Purchaser"

SECURITY BANCSHARES, INC.

By:_____________________________________
          David W. Mann, President

"Sellers"

APEX LLOYDS INSURANCE COMPANY

By:_______________________________________
                                                                     David W. Mann, President

FIRST PREFERENCE MORTGAGE CORP.

By: _______________________________________
                                                                     David W. Mann, President